4836-5016-4793.7 ADIENT FLEXIBLE PERQUISITES PROGRAM Effective October 1, 2016 The Flexible Perquisite Program is designed for employees in bands E0, E1 and E2 (referred to herein as participants) as part of their compensation. Flexible Perquisites Allowance An amount equal to 5% of the participant’s gross base salary for the pay period will be added to the participant’s paycheck each pay period. The intent is that the participant use this amount to cover private club dues, personal tax preparation or other financial planning expenses, and other personal expenses that are not reimbursable under the company’s business expense reimbursement policy. Unless requested by the company, the participant need not submit proof to the company regarding how the 5% allowance is spent. For participants subject to U.S. taxation, this amount is considered compensation to the participant, will be reported on the participant’s Form W-2 and withholding taxes will apply. For participants subject to taxation outside the U.S., the 5% amount will be reportable compensation and taxes will be withheld to the extent required by applicable tax rules. Upon termination of employment for any reason, the participant’s final paycheck will include this 5% amount with respect to base salary earned through the last day of employment, and no further amounts hereunder will be due or payable. Corporate Aircraft Corporate aircraft usage for personal flights for the following eligible participants is permitted if it does not conflict with the availability of corporate aircraft for business purposes, subject to the following limits: Eligible Executives Maximum Use Per Calendar Year E0 (CEO) Unlimited Direct reports of CEO Subject to approval by CEO Personal usage of the plane is limited to trips on which the eligible participant and his/her guests are on the flight. All personal trips require advance approval by the CEO. Exceptions such as a spouse flying alone also must be pre-approved by the CEO. Upon termination of employment for any reason, the participant will not be permitted to use the corporate aircraft, even if a personal flight previously has been scheduled and approved. It is the responsibility of the Aviation Department to report personal aircraft usage under this program to the Total Rewards Department promptly during the calendar year in which it occurs. For participants subject to U.S. taxation, imputed income (determined according to Internal Revenue Service rules) for the value of the flight is considered compensation to the participant, will be reported on the participant’s Form W-2 and withholding taxes will apply. For participants subject to taxation outside the U.S., the value of the flight will be reportable as compensation and taxes will be withheld to the extent required by applicable tax rules. Executive Physical Participants are encouraged to obtain a physical each year. The company will reimburse the participant for the cost of the physical, capped at $3,000 per calendar year. The participant must provide a copy of the physician’s bill to the Vice President – Total Rewards in order to obtain reimbursement. This benefit will be reportable as taxable compensation and taxes will be withheld to the extent required by applicable tax rules. Upon termination of employment for any reason, this benefit will cease. If a participant has incurred expenses for a physical that was performed before the date of termination of employment, and if such expenses have not

4836-5016-4793.7 yet been reimbursed as of the date of such termination, then such expenses will be reimbursed up to the maximum described above. Car Leasing All participants are eligible for a company-provided car through the separate car leasing policy. Please refer to that policy for details. Effect of Program Amounts on Other Plans Any payments made under the program, or any program benefit treated as compensation pursuant to applicable tax rules, will not be counted for purposes of any bonus calculation and is not considered “pensionable earnings.” Changes to Program The Compensation Committee of the Board of Directors reserves the right to modify or terminate this program at any time.